Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RELIANCE GLOBAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share, that may be issued pursuant to an inducement award	457(h)	1,000,000	(2)	$0.53	(3)	$530,000	0.00015310	$81.15
Equity	Common stock, par value $0.0001 per share, that may be issued under the Zoomcar Holdings, Inc. 2023 Equity Incentive Plan	457(h)	5,008,017	(2)	$0.53	(3)	$2,654,249.01	0.00015310	$406.37
Total Offering Amounts							$3,184,249.01		$487.52
Total Fee Offsets									—
Net Fee Due									$487.52

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) that may become issuable under the Zoomcar Holdings, Inc. 2023 Equity and Incentive Plan (the “2023 Plan”) or that certain Inducement Award Agreement entered into between the Registrant and its Chief Executive Officer (the “Inducement Award” as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	This Registration Statement covers 6,008,017 shares of the Registrant’s Common Stock, consisting of (i) 369,311 shares of our Common Stock that our shareholders approved at a special meeting of stockholders held on February 18, 2025, (ii) 4,638,706 shares of our Common Stock that our board of directors approved on July 7, 2025, in each case, issued pursuant to the 2023 Plan, and (iii) 1,000,000 shares of Common Stock issuable to the Registrant’s Chief Executive Officer pursuant to an inducement award issued outside the 2023 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based upon the last reported sales price of the Common Stock, as reported on the OTCQX on July 16, 2025 which date is within five business days prior to the filing of this registration statement.